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Exhibit (e)(11)

SECOND AMENDMENT TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

        This Second Amendment (the "Amendment") to the Amended and Restated Executive Employment Agreement (the "Agreement") dated September 5, 2007, as amended, by and between CryoCor, Inc., a Delaware corporation ("CryoCor"), and Helen Barold ("Barold"), is entered into effective as of February 12, 2008 (the "Effective Date").

RECITALS

        WHEREAS, CryoCor and Barold desire to amend the Agreement to revise certain circumstances upon which Barold will receive severance following a termination of her employment with the Company.

AGREEMENT

        NOW THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

  1.
  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

  2.
  The second sentence of Section 7.3 of the Agreement is hereby amended and restated in its entirety as follows:

    "In the event of (i) a termination of Barold's employment under this Agreement without Cause, (ii) a resignation by Barold from her employment under this Agreement with Good Reason (as defined below) or (iii) any resignation by Barold from her employment under this Agreement, whether for Good Reason or otherwise, that is both delivered to the Company and effective between April 30, 2008 and May 31, 2008, Barold will receive the Base Salary then in effect, prorated to the date of termination, and continuation of her Base Salary for a period of twelve (12) months, payable in accordance with CryoCor's regular payroll cycle, provided that Barold: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and (b) executes and delivers to the Company an effective Release (as defined in Section 7.5 below)."

  3.
  Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

  4.
  This Amendment will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Amendment.

  5.
  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CRYOCOR, INC.
By:	/s/ Edward F. Brennan

Name:	Edward F. Brennan

Title:	President and Chief Executive Officer

/s/ Helen Barold HELEN BAROLD

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  Exhibit (e)(11)